CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 26, 2016 (except for 2015 Restatement described in Note 1 in the previously filed 2015 financial statements, which is not presented herein and is as of November 14, 2016) with respect to the consolidated financial statements included in the Annual Report of Ligand Pharmaceuticals Incorporated on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statements of Ligand Pharmaceuticals Incorporated on Forms S-3 (File No. 333-208919 and 333-191523) and on Forms S-8 (File No. 333-182547, File No. 333-160132 and File No. 333-131029).
/s/ GRANT THORNTON LLP
San Diego, California
February 28, 2017